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                                                                      Exhibit 12

                              HECLA MINING COMPANY

                     Fixed Charge Coverage Ratio Calculation

              For the Nine Months Ended September 30, 1994 and 1995
                             (dollars in thousands)

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
                                                                                9 Months                  9 Months
                                                                                  1994                      1995
                                                                               ----------                ----------
Income (loss) before extraordinary item, income taxes and
  cumulative effect of changes in accounting principles                        $   (3,582)                $(102,694)

Add:  Fixed Charges                                                                 8,665                     7,689
Less:  Capitalized Interest                                                        (1,751)                     (850)
                                                                               ----------                 ---------

Income (loss) before extraordinary item, income taxes and cumulative
  effect of changes in accounting principles and fixed charges                 $    3,332                 $ (95,855)
                                                                               ==========                 =========

Fixed charges:
  Preferred stock dividends                                                    $    6,038                 $   6,038
  Interest portion of rentals                                                          69                       415
  Interest expense                                                                  2,523                     1,236
  Amortization of LYONs                                                                35                       - -
                                                                               ----------                 ---------
     Total fixed charges                                                       $    8,665                 $   7,689
                                                                               ==========                 =========

Fixed Charge Ratio                                                                     (a)                       (a)

Inadequate coverage                                                                 5,333                   103,544
                                                                               ==========                 =========

Write-downs and other noncash charges:
  Depreciation, depletion and amortization (mining activity)                       10,493                    18,580
  Depreciation, depletion and amortization (corporate)                                443                       265
  Provision for closed operations                                                   1,073                     4,296
  Reduction in carrying value of mining properties                                    - -                    97,387
                                                                               ----------                 ---------
                                                                               $   12,009                 $ 120,528
                                                                               ==========                 =========


(a)  Earnings for period inadequate to cover fixed charges.
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